Exhibit 5

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497
Phone (414) 277-5000
Fax (414) 271-3552
www.quarles.com

November 14, 2019

Westell Technologies, Inc.
750 North Commons Drive
Aurora, Illinois 60504

Re: Westell Technologies, Inc. 2019 Omnibus Incentive Compensation Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by Westell Technologies, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 1,000,000 shares of the Company’s Class A Common Stock, $.01 par value per share (“Class A Common Stock”), which may be issued pursuant to the Company’s 2019 Omnibus Incentive Compensation Plan (the “Plan”), as well as shares of Class A Common Stock from the Company’s 2015 Omnibus Incentive Compensation Plan that may become subject to the Plan pursuant to its terms (collectively referred to as, the “Shares”).

We have examined: (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the Plan; (iv) the corporate proceedings relating to adoption of the Plan and the issuance of the Shares pursuant to the Plan; and (v) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation in good standing under the laws of the State of Delaware.

2.
The Shares to be issued or sold from time to time pursuant to the Plan are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP